Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ARTICLE I

NAME

Name.  The name of the corporation is “First Federal Bancshares of Arkansas, Inc.” (hereinafter referred to as the “Corporation”).

ARTICLE II

DURATION

Duration.  The period of duration of the existence of the Corporation is perpetual.

ARTICLE III

PURPOSE; EFFECTIVE DATE

Purpose and Effective Date.  The purpose of the Corporation is to engage in any lawful activity or business for which a Texas corporation may be incorporated under the Texas Business Corporation Act (“TBCA”).  The Corporation has and may exercise all expressed, implied and incidental powers conferred by the Constitution and laws of the State of Texas or by any other federal or state governmental authority having the power to regulate or to grant rights, powers and privileges to the Corporation.  These Articles of Incorporation shall become effective upon the date that they are endorsed as filed with the Secretary of the State of Texas.

ARTICLE IV

REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE

Registered Office and Registered Agent.  The address of the registered office of the Corporation in the State of Texas is 350 N. St. Paul Street, Dallas, Texas 75201, c/o CT Corporation System.  The name of the registered agent at such address is CT Corporation System.  The principal office of the Corporation is located at 200 West Stephenson Avenue, Harrison, Texas 72601.

The name and address of the sole incorporator of the Corporation is First Federal Savings Bank of Arkansas, FA, 200 West Stephenson Avenue, Harrison, Arkansas 72601.

ARTICLE V

CAPITAL STOCK

Capital Stock.  The total number of shares of capital stock which the Corporation has authority to issue is 35,000,000, of which 30,000,000 shall be common stock, $0.01 par value per share (hereinafter the “Common Stock”) and of which 5,000,000 shall be preferred stock, no par value per share (hereinafter the “Preferred Stock”).  The Board of Directors shall have the authority to establish series of unissued shares of any class of capital stock by fixing and determining the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations and relative rights could be stated if fully set forth in these Articles of Incorporation.  Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders.  The consideration for the issuance of the shares of capital stock shall be paid in full in cash before their issuance and shall not be less than their par value, if any, and the Corporation shall not loan funds against the shares of its outstanding capital stock.  The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital.

The Corporation will not commence business until it has received for the issuance of shares consideration of the value of a stated sum which shall be at least One Thousand Dollars ($1,000.00) (cash required).

Simultaneously with the effective date of the Certificate of Amendment dated April 29, 2011 (the “Effective Date”), all issued and outstanding shares of common stock, $0.01 par value per share (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified as follows: each five (5) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Split”) as one (1) share of issued and outstanding common stock, $0.01 par value per share (“New Common Stock”), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than 5 shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by 5, does not result in a whole number (a “Fractional Share Holder”), such Fractional Share Holder holding such fractional share interest of New Common Stock as a result of the Reverse Split shall be paid cash (without interest and subject to applicable withholding taxes) in an amount determined by the Board of Directors to be the fair value of such fractional share as of the Effective Date.  No Fractional Share Holder shall be entitled to dividends, voting rights or any other rights in respect to any fractional share interest.  The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby canceled and shall represent only the right of the holders thereof to receive New Common Stock to the extent provided herein.  From and after the Effective Date, the term “New Common Stock” as used in this Article V shall mean Common Stock as provided in the Corporation’s Articles of Incorporation, as amended.

A description of the different classes and series (if any shall be established or created) of the Corporation’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:

Nothing contained in this Article Five (or in any supplementary sections hereto) shall entitle the holders of any class of capital stock to vote as a separate class or series or to more than one vote per share; provided, that this restriction on voting separately by class or series shall not apply:

(i)                                     to any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the Board of Directors, but less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

(ii)                                  to any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Corporation with another corporation or the sale, lease or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Corporation if the preferred stock is exchanged for securities of such other corporation; or

(iii)                               to any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Article Five (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences.  An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving association in a merger or consolidation for the Corporation, shall not be considered to be such an adverse change.

Shares of the capital stock of the Corporation shall not be cumulated when voting for the election of directors or for any other matter.  A description of the different classes and series (if any) of the Corporation’s capital stock and a statement of the designations and the relative rights, preferences and limitations of the shares of each class or and series (if any) of capital stock are as follows:

A.                                   Common Stock.  Except as provided in this Article V (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto) and as provided in Article X.D., the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation.  Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of any assets lawfully available therefor.  Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation (in cash or kind) after the payment or provision for payment of the Corporation’s debts and liabilities and after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.  Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of Common Stock.

B.                                     Preferred Stock.  The Board of Directors is hereby expressly authorized to provide, by resolution or resolutions, out of the unissued shares of Preferred Stock, for one or more classes of Preferred Stock, which shall be separately identified.  The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes.  All shares of the same class shall be identical except as to certain relative rights and preferences, as to which there may be variations between different series.  Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

(a)                                  The designation of such series, the number of shares to constitute such series and the stated value, if any, thereof;

(b)                                 Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)                                  The dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

(d)                                 Whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e)                                  The amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)                                    Whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)                                 Whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of a class or any other securities of the Corporation, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)                                 The price or other consideration for which the shares of such series shall be issued;

(i)                                     Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of preferred stock;

(j)                                     The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

(k)                                  The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

(l)                                     Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series and shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

Prior to the issuance of any shares of a series of capital stock established by resolution adopted by the Board of Directors, if such issuance is the first issuance of shares of such series since the resolution was adopted, the Corporation shall submit to the Secretary of State of Texas a statement as required by the TBCA.  Upon the filing of such statement by the Secretary of State, the resolution establishing and designating the series and fixing and determining the preferences, limitations, and relative rights thereof shall become an amendment of these Articles of Incorporation.

ARTICLE VI

NO PREEMPTIVE RIGHTS

Preemptive Rights.  No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right or otherwise, to subscribe for or purchase any part of any new or additional issue of equity or debt of any class or series whatsoever, of the Corporation, or of securities convertible into equity or debt of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

ARTICLE VII

BOARD OF DIRECTORS

Directors.  The initial Board of Directors of the Corporation shall be:

Frank L. Coffman, Jr.

Larry J.Brandt

Ross E. Fowler

John P. Hammerschmidt

James D. Heuer

William F. Smith

The business address of each member of the Board of Directors of the Corporation shall be 200 West Stephenson Avenue, Harrison, Arkansas 72601.

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.  Each director must be an owner in good faith and in his or her own right on the books of the Corporation of capital stock of the Corporation having a value of at least one thousand dollars ($1,000), which shall not be reduced by a pledge for a loan by the Corporation, for so long as such person may be a director of the Corporation.  Except as otherwise fixed pursuant to the provisions of Article V hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors, the number of directors shall be determined by resolution of the Board of Directors as provided in the Corporation’ Bylaws, as may be amended from time to time, provided, however, that the number of directors shall not be less than five nor greater than twenty-one.  Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.  There shall be no cumulative voting for the election of directors of the Corporation.

A.                                   Classification and Term.  The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years, as set forth in the Bylaws of the Corporation.

B.                                     Vacancies.  Except as otherwise fixed pursuant to the provisions of Article V hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors: (i) any vacancy occurring in the Board of Directors shall be filled by a majority vote of the Whole Board of Directors and a majority of the Continuing Directors then in office, as defined by Article X, though less than a quorum of the Board of Directors, or by a sole remaining director, and any director so chosen shall be elected for the unexpired term of his predecessor in office and until such director’s successor shall have been elected and qualified; and (ii) any vacancy to be filled by reason of an increase in the number of directors shall be filled by a majority vote of the Whole Board of Directors and a majority of the Continuing Directors then in office, as defined by Article X, though less than a quorum, or by the sole remaining director, and any director so chosen shall be elected for a term of office continuing only until the next election of one or more directors by the stockholders; provided that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of stockholders.  Whenever the holders of any class or series of shares or group of classes or series of shares are entitled to elect one or more directors by the provision of these Articles of

Incorporation, any vacancies in such directorships and any newly created directorships of such class to be filled by reason of increase in the number of such directors shall be filled by the affirmative vote of a majority vote of the remaining Whole Board of Directors and a majority of the Continuing Directors then in office, though less than a quorum of the Board of Directors, or by a sole remaining director, and any director so chosen shall be elected for the unexpired term of his predecessor in office and until such director’s successor shall have been elected and qualified.  When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that no decrease in the number of directors shall shorten the term of any incumbent director.

C.                                     Removal.  Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.  Whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors by the provisions of these Articles of Incorporation or any amendment thereto, only the holders of shares of that class or series of Capital Stock shall be entitled to vote for or against the removal of any director elected by the holders of the shares of that class or series.  Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation.  At least thirty (30) days prior to such meeting of stockholders, written notice shall be sent to the director whose removal will be considered at the meeting.

D.                                    Nominations of Directors.  Nominations of candidates for election as directors at any annual meeting of stockholders may be made (a) by, or at the direction of, a majority of the Board of Directors or (b) by any stockholder entitled to vote at such annual meeting.  Only persons nominated in accordance with the procedures set forth in this Article VII.D.  shall be eligible for election as directors at an annual meeting.  Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in this Article VII.D.  shall be provided for use at the annual meeting.

Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article VII.D.  To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation (i) with respect to the first annual meeting of stockholders of the Corporation following the conversion of First Federal Bank of Arkansas, FA (the “Bank”), not later than the close of business on the third Wednesday of January 1997, notwithstanding a determination by the Corporation to schedule the first annual meeting later than the third Wednesday of April 1997, (ii) with respect to an election to be held at any succeeding annual meeting of stockholders, 90 days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation; and (iii) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation’s stock which are Beneficially Owned (as defined in Article X.A.(d)) by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A and information which would be required to be filed on Schedule 14B with the Securities and Exchange Commission (or any successors of such items or schedules); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of the Corporation stock which are Beneficially Owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.  At the request of the Board of Directors, any person nominated by, or at the direction of, the Board for election as a director at an annual or special meeting of stockholders shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of this Article VII.D.  If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article VII.D. in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice.  The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee thereof shall reasonably determine.  If the deficiency is not cured within such period, or if the Board of Directors or such committee thereof reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article VII.D. in any material respect, then the Board of Directors may reject such stockholder’s nomination.  The Secretary of the Corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Article VII.D.  Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee thereof makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article VII.D.  If the presiding officer determines that a nomination was made in accordance with the terms of this Article VII.D., he or she shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such nominee.  If the presiding officer determines that a nomination was not made in accordance with the terms of this Article VII.D., he or she shall so declare at the annual meeting and the defective nomination shall be disregarded.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Article VII.D. shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

E.                                      Discharge of Duties.  In discharging the duties of their respective positions, the Board of Directors, committees of the Board and individual directors shall, in considering the best interests of the Corporation, consider the effects of any action upon the employees of the Corporation and its subsidiaries, its depositors and borrowers of any banking subsidiary, the communities in which offices or other establishments of the Corporation or any subsidiary are located and all other pertinent factors.

ARTICLE VIII

INDEMNIFICATION, ETC. OF
OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

A.                                   Limitation of Liability.  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any act or omission by such director as a director; provided that a director’s liability shall not be eliminated to the extent provided by Section 7.06B. of the Texas Miscellaneous Corporation Laws Act or any successor provision thereto.  No amendment to or repeal of this Subsection (A) to Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

B.                                     Indemnification.  The Corporation shall indemnify any person who was or is a party or is threatened to be a made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability and expenses (including court costs and attorney’s fees), judgments, fines, excise taxes and amounts paid in satisfaction, settlement or compromise actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent authorized by law.

C.                                     Advancement of Expenses.  Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Article VIII.B. shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of written affirmation by or on behalf of such person of his good faith belief that he or she has met the standard of conduct necessary for indemnification under relevant law and a written undertaking to repay such amount if it shall ultimately be determined that the person has not met that standard or if it is ultimately determined that indemnification of the person against expenses incurred by him or her in connection with that proceeding is prohibited by relevant law.

D.                                    Other Rights and Remedies.  The indemnification provided by this Article VIII shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation’s Articles of Incorporation, any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided that no indemnification shall be made to or on behalf of an individual if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action as adjudicated and (i) the person is found liable on the basis that personal benefit was improperly received by him or her; (ii) the person is found liable to the Corporation; or (iii) the person is found liable for willful or intentional misconduct in the performance of his duty to the Corporation; provided, however, that persons found liable under clauses (i) and (ii) above, may still be indemnified solely as to reasonable expenses actually incurred by such person in connection with the proceeding.

E.                                      Insurance.  Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or another enterprise, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his status, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or the TBCA.

F.                                      Modification.  The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article VIII shall be in the nature of a contract between the Corporation and each such director or officer, and no amendment or repeal of any provision of this Article VIII shall alter, to the detriment of such director or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

G.                                     Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision of this Article VIII, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses), or participated in as an intervenor or amicus curiae by, the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

ARTICLE IX

MEETINGS OF STOCKHOLDERS AND STOCKHOLDER PROPOSALS

A.                                   Special Meetings of Stockholders.  Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, and subject to the provisions of Article VII.D. of these Articles of Incorporation, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the Whole Board of Directors and a majority of the Continuing Directors then in office, (ii) the Chairman of the Board, (iii) the Chief Executive Officer, or (iv) the holders of not less than 50 percent of all votes entitled to be cast on any issue proposed to be considered at such special meeting.

B.                                     Stockholder Proposals.  At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (a) the Board of Directors or (b) any stockholder of the Corporation who complies with all the requirements set forth in this Article IX.B.

Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Article IX.B.  For stockholder proposals to be included in the Corporation’s proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act (or any successor regulation).  With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Corporation’s proxy materials, the stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than (i) with respect to the first annual meeting of stockholders of the Corporation following the conversion of the Bank, not later than the close of business on the third Wednesday of January 1997, notwithstanding a determination by the Corporation to schedule the first annual meeting later than the third Wednesday of April 1997, and (ii) with respect to any succeeding annual meeting of stockholders, 90 days prior to the anniversary date of the mailing of proxy materials by the Corporation in connection with the immediately preceding annual meeting of stockholders of the Corporation.  Such stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation’s stock which are Beneficially Owned by the stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have).

The Board of Directors may reject any stockholder proposal not timely made in accordance with the terms of this Article IX.B.  If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Article IX.B. in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice.  The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee thereof shall reasonably determine.  If the deficiency is not cured within such period, or if the Board of Directors or such committee thereof determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Article IX.B. in any material respect, then the Board of Directors may reject such stockholder’s proposal.  The Secretary of the Corporation shall notify a stockholder in writing whether his proposal has been made in accordance with the time and informational requirements of this Article IX.B.  Notwithstanding the procedures set forth in this paragraph, if neither the Board of Directors nor such committee thereof makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Article IX.B.  If the presiding officer determines that a stockholder proposal was made in accordance with the terms of this Article IX.B., he or she shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to any such proposal.  If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article IX.B., he or she shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

ARTICLE X

CERTAIN BUSINESS COMBINATIONS, ACQUISITIONS OF STOCK,
AND CERTAIN PROVISIONS APPLICABLE FOR FIVE YEARS

A.                                   Definitions and Related Matters.

(a)                                  Acquire.  The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, gift, transfer or otherwise, or by operation of law.

(b)                                 Affiliate.  An “Affiliate” of, or a Person “affiliated with,” a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c)                                  Associate.  The term “Associate” when used to indicate a relationship with any Person means:

(i)                                     Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such Person is an officer or partner or is,

directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

(ii)                                  Any trust or other estate in which such Person has a 10 percent or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;

(iii)                               Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person; or

(iv)                              Any investment company registered under the Investment Company Act of 1940 for which such Person or any Affiliate or Associate of such Person serves as investment advisor.

(d)                                 Beneficial Owner.  A Person shall be considered the “Beneficial Owner” of any shares of stock (whether or not owned of record):

(i)                                     With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (1) voting power, including the power to vote or to direct the voting of such shares of stock and/or (2) investment power, including the power to dispose of or to direct the disposition of such shares of stock;

(ii)                                  Which such Person or any Affiliate or Associate of such Person has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (2) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

(iii)                               Which are Beneficially Owned within the meaning of (i) or (ii) of this Article X.A.(d) by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or businesses of the Corporation or a Subsidiary of the Corporation.

For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article X of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be Beneficially Owned by such Person pursuant to the foregoing provisions of this Article X.A.(d).

(e)                                  Business Combination.  A “Business Combination” means:

(i)                                     The sale, exchange, lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, any securities issued by a Subsidiary);

(ii)                                  The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;

(iii)                               Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

(iv)                              Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spin-off or split-up of the Corporation or any Subsidiary thereof; provided, however, that this Article X.A.(e)(iv) shall not relate to any transaction of the types specified herein that have been approved by the affirmative vote of at least two-thirds of the Whole Board of Directors and a majority of the Continuing Directors; or

(v)                                 The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of Voting Shares or securities convertible into Voting Shares or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of a Subsidiary.

As used in this definition, a “series of related transactions” shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

Anything in this definition to the contrary notwithstanding, this definition shall not be deemed to include any transaction of the type set forth in Article

X.A.(e)(i) through X.A.(e)(iii) between or among any two or more Subsidiaries of the Corporation or the Corporation and one or more Subsidiaries of the Corporation if such transaction has been approved by the affirmative vote of at least two-thirds of the Whole Board of Directors and a majority of the Continuing Directors on or prior to the Date of Determination.

(f)                                    Continuing Director.  A “Continuing Director” shall mean:

(i)                                     Each of the present directors of the Corporation as set forth in Article VII, whether or not such person is a Related Person or an Affiliate or Associate of a Related Person, except that such designation shall in no way be deemed to affect or change or diminish the fiduciary duties of such person to the Corporation;

(ii)                                  An individual who is unaffiliated with a Related Person and who was a member of the Board of Directors prior to the time that a Related Person acquired 10% or more of the Voting Shares; or,

(iii)                               An individual who is unaffiliated with a Related Person and who is designated before his or her initial election as a Continuing Director by a majority of the then Continuing Directors.

(g)                                 Date of Determination.  The term “Date of Determination” means:

(i)                                     The date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of stockholders to approve such transaction) is entered into by the Corporation, as authorized by its Board of Directors, and another Person providing for any Business Combination; or,

(ii)                                  If such an agreement as referred to in Article X.A.(g)(i) above is amended so as to make it less favorable to the Corporation and its stockholders, the date on which such amendment is approved by the Board of Directors of the Corporation; or,

(iii)                               In cases where neither Article X.A.(g)(i) nor (ii) shall be applicable, the record date for the determination of stockholders of the Corporation entitled to notice of and to vote upon the transaction in question.

A majority of the Continuing Directors shall have the power and duty to determine the Date of Determination as to any transaction under this Article X.  Any such determination shall be conclusive and binding for all purposes of this Article X.

(h)                                 Fair Market Value.  The term “Fair Market Value” shall mean:

(i)                                     In the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange - Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or the American Stock Exchange, or, if such stock is not listed on such exchanges, on the principal United States securities exchange registered under the Exchange Act on which such shares are listed, or, if such shares are not listed on any such exchange, the highest closing price with respect to a share of such stock during the 30-day period preceding the date in question on the National Market System of the National Association of Securities Dealers Automated Quotations (“NASDAQ”) System, or, if not listed on the National Market System, the highest mean of the closing bid and asked quotations on the NASDAQ System during such 30-day period or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share as determined by a majority of the Continuing Directors in good faith; and

(ii)                                  In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(i)                                     Independent Majority of Stockholders.  The term “Independent Majority of Stockholders” shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned or controlled, directly or indirectly, by a Related Person.

(j)                                     Offer.  The term “Offer” shall mean every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value; provided that the term “Offer” shall not include: (a) inquiries directed solely to the management of the Corporation and not intended to be communicated to stockholders which are designed to elicit an indication of management’s receptivity to the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price, or (b) non-binding expressions of understanding or letters of intent with the management of the Corporation regarding the basic structure of a potential acquisition with respect to the amount of cash and/or securities, manner of acquisition and formula for determining price.

(k)                                  Person.  The term “Person” shall mean any person, partnership, corporation, association, joint stock company, trust, unincorporated organization or similar company, syndicate or group or other entity, alone or acting in concert with any of the foregoing (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements).  When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a “Person.”

(l)                                     Related Person.  The term “Related Person” shall mean any Person who or which is (a) the Beneficial Owner, as of the Date of Determination, or immediately prior to the consummation of a Business Combination, of 10% or more of the Voting Shares; or (b) an Affiliate of the Corporation and at any time within the two-year period immediately prior to the announcement of a Business Combination was the Beneficial Owner, directly or indirectly, of 10% or more of the then outstanding Voting Shares; or (c) an assignee of or has otherwise succeeded to any Voting Shares which were at any time within the two-year period immediately prior to the announcement of a Business Combination Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(m)                               Substantial Part.  The term “Substantial Part” as used with reference to the assets of the Corporation, of any Subsidiary or of any Related Person means assets having a value of more than 10% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is being made.

(n)                                 Subsidiary.  The term “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than 50 percent of any class of equity securities, directly or indirectly.

(o)                                 Voting Shares.  The term “Voting Shares” shall mean shares of the Corporation entitled to vote generally in the election of directors.

(p)                                 Whole Board of Directors.  The term “Whole Board of Directors” shall mean the total number of directors which the Corporation would have if there were no vacancies.

(q)                                 Certain Determinations with Respect to Article X.

(i)                                     A majority of the Continuing Directors shall have the power to determine for the purposes of this Article X, on the basis of information known to them: (1) the number of Voting Shares of which any Person is the Beneficial Owner, (2) whether a Person is an Affiliate or Associate of another, (3) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of “Beneficial Owner” as hereinabove defined, (4) whether the assets subject to any Business Combination constitute a “Substantial Part” as hereinabove defined, (5) whether two or more transactions constitute a “series of related transactions” as hereinabove defined, (6) any matters referred to in Article X.A.(q)(ii) below, and (7) such other matters with respect to which a determination is required under this Article X.

(ii)                                  A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became a Beneficial Owner thereof.  With respect to shares owned by Affiliates, Associates or other Persons whose ownership is attributable to a Related Person under the foregoing definition of Beneficial Owner, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (1) the price paid upon acquisition thereof by the Affiliate, Associate or other Person or (2) the market price of the shares in question (as determined by a majority of the

Continuing Directors) at the time when the Related Person became the Beneficial Owner thereof.

(r)                                    Fiduciary Obligations.  Nothing contained in this Article X shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

B.                                     Approval of Business Combination.

(a)                                  Except as provided in Article X.B.(b), neither the Corporation nor any of its Subsidiaries shall become party to any Business Combination without the prior affirmative vote at a meeting of the Corporation’s stockholders of:

(i)                                     The holders of not less than 80 percent of the outstanding Voting Shares, voting separately as a class, and

(ii)                                  An Independent Majority of Stockholders.

Such favorable votes shall be in addition to any stockholder vote which would be required without reference to this Article X.B.(a) and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or otherwise.

(b)                                 The provisions of Article X.B.(a) shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote (if any) as would be required without reference to this Article X.B., if all of the conditions set forth in subparagraphs (i) through (vii) below are satisfied:

(i)                                     The ratio of (1) the aggregate amount of the cash and the Fair Market Value of the other consideration to be received per share of Common Stock (as defined in Article V) of the Corporation in such Business Combination by holders of Common Stock other than the Related Person involved in such Business Combination, to (2) the market price per share of the Common Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such Related Person has theretofore paid in acquiring any Common Stock prior to such Business Combination, to (y) the market price per share of Common Stock immediately prior to the initial acquisition by such Related Person of any shares of Common Stock; and

(ii)                                  The aggregate amount of the cash and the Fair Market Value of other consideration to be received per share of Common Stock in such Business Combination by holders of Common Stock, other than the Related Person involved in such Business Combination, is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Related Person in acquiring any of its holdings of Common Stock; and

(iii)                               If applicable, the ratio of (1) the aggregate amount of the cash and the Fair Market Value of other consideration to be received per share of Preferred Stock (as defined in Article V) of the Corporation in such Business Combination by holders of Preferred Stock other than the Related Person involved in such Business Combination, to (2) the market price per share of the Preferred Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such Related Person has theretofore paid in acquiring any Preferred Stock prior to such Business Combination to (y) the market price per share of Preferred Stock immediately prior to the initial acquisition by such Related Person of any shares of Preferred Stock; and

(iv)                              If applicable, the aggregate amount of the cash and the Fair Market Value of other consideration to be received per share of Preferred Stock in such Business Combination by holders of Preferred Stock, other than the Related Person involved in such Business Combination, is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Related Person in acquiring any of its holdings of Preferred Stock; and

(v)                                 The consideration (if any) to be received in such Business Combination by holders of stock other than the Related Person (whether Common Stock or Preferred Stock) involved shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring Common Stock or Preferred Stock already owned by it; and

(vi)                              After such Related Person became a Related Person and prior to the consummation of such Business Combination:

(1)                                  such Related Person shall vote his shares in such a manner as to cause, to the extent necessary and within his power as a stockholder, the Board of Directors of the Corporation to include at all times representation by Continuing Directors proportionate to the ratio that the number of Voting Shares of the Corporation from time to time owned by stockholders who are not Related Persons bears to all Voting Shares of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the directors);

(2)                                  such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except (x) upon conversion of convertible securities acquired by it prior to becoming a Related Person or (y) as a result of a pro rata stock dividend, stock split or division of shares or (z) in a transaction which satisfied all applicable requirements of this Article X);

(3)                                  such Related Person shall not have acquired any additional Voting Shares of the Corporation or securities convertible into or exchangeable for Voting Shares except as a part of the transaction which resulted in such Related Person becoming a Related Person;

(4)                                  such Related Person shall not have (x) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or (y) made any major change in the Corporation’s business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation except any such change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the Whole Board of Directors and a majority of the Continuing Directors of the Corporation; and

(5)                                  except as approved by a majority of the Whole Board of Directors and a majority of the Continuing Directors, there shall have been: (x) no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) on any outstanding Preferred Stock; (y) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock); and (z) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and

(vii)                           A proxy statement complying with the requirements under the Exchange Act shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such Business Combination.  Such proxy statement is not required to be filed with or approved by the Office of Thrift Supervision unless otherwise required by law.  Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

(c)                                  For purposes of Article X.B.(b)(i) through X.B.(b)(iv) hereof, in the event of a Business Combination upon consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term “other consideration to be received” shall include (without limitation) Common Stock retained by the stockholders of the Corporation other than Related Persons who are parties to such Business Combination.

(d)                                 The provisions of this Article X.B. shall not apply to (i) any Business Combination approved by two-thirds of the Whole Board of Directors of the Corporation at a time prior to the acquisition of 10 percent or more of the outstanding Voting Shares of the Corporation by the Related Person, or (ii) any Business Combination approved by two-thirds of the Whole Board of Directors and a majority of the Continuing Directors after such acquisition.

C.                                     Evaluation of Business Combinations, Etc.  In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its Subsidiaries and their respective employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries and the elements of the communities in which the Corporation and its Subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring Person or Persons and its or their management.

D.                                    Certain Provisions Applicable for Five Years.  For a period of five years from the date of conversion of the Bank, the following provisions shall apply:

No Person shall directly or indirectly offer to acquire or acquire the Beneficial Ownership of more than 10 percent of any class of an equity security of the Corporation.  This limitation shall not apply: (a) to a transaction in which the Corporation forms a holding company without change in the respective Beneficial Ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements of § 574.3(c)(l)(vi) of the Rules and Regulations of the Office of Thrift Supervision; or (b) where (i) the offer or acquisition is approved by two-thirds of the Whole Board of Directors of the Corporation at a time prior to the offer or acquisition, or (ii) where the offer or acquisition is approved by two-thirds of the Whole Board of Directors and a majority of the Continuing Directors after such offer or acquisition.

In the event shares are acquired in violation of this Article X.D., all shares beneficially owned by any Person in excess of 10% shall be considered “excess shares” and shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as Voting Shares in connection with any matters submitted to the stockholders for a vote.

E.                                      Amendments, Etc. of this Article X.  Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), this Article X shall not be amended, altered, changed, or repealed without the affirmative vote of (i) the holders of two-thirds or more of the outstanding Voting Shares, voting separately as a class, and (ii) an Independent Majority of Stockholders; provided, however, that this Article X.E. shall not apply to, and such vote shall not be required for, any such amendment, change or repeal recommended to stockholders by the favorable vote of not less than two-thirds of the Whole Board of Directors, including a majority of the Continuing Directors, and any such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the TBCA, these Articles of Incorporation and the Bylaws of the Corporation.

ARTICLE XI

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation.  No amendment, addition, alteration, change or repeal of these Articles of Incorporation shall be made unless it is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter is approved by the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of a majority of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least a majority of the total outstanding shares entitled to vote thereon, provided that, notwithstanding anything contained in these Articles of Incorporation to the contrary, (i) the affirmative vote of the holders of at least two-thirds of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon, shall be required to amend, adopt, alter, change or repeal any provision inconsistent with Articles VI, VII, VIII, IX and this Article XI, and (ii) Article X shall be amended in the manner specified in Article X.E.

ARTICLE XII

SEVERABILITY

If a final judicial determination is made or an order is issued by a court or government regulatory agency having jurisdiction that any provision of these Articles is unreasonable or otherwise unenforceable, such provisions shall not be rendered void, but shall be deemed amended to apply to the maximum extent as such court or government regulatory agency may determine or indicate to be reasonable.  If, for any reason, any provision of these Articles shall be held invalid, such invalidity shall not affect any other provision of these Articles not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  If any provision of these Articles shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of these Articles shall, to the full extent consistent with law, continue in full force and effect.